FOR IMMEDIATE RELEASE

March 11, 2021

Generation Income Properties Acquires Leasehold Interests in Tucson, Arizona for $7.3 Million

TAMPA, FLORIDA – News Direct – Generation Income Properties, Inc. (NASDAQ: GIPR) ("GIPR" or the "Company") today announced that it has acquired the leasehold interest in a ground lease and corresponding assignment of an 88,743 square-foot, single-tenant retail chain department store sublease in Tucson, Arizona for approximately $7.3 million, or $83 per square foot. The Company funded the acquisition with 50% cash and 50% debt.

The building is occupied by a Kohl’s store. Kohl’s (NYSE: KSS) holds an investment grade credit rating of BBB- from Standard & Poor's and Baa2 from Moody’s.

David Sobelman, CEO of GIPR, stated, "This acquisition demonstrates our ability to source and bring to fruition institutional quality real estate assets in desirable locations with high, credit-quality tenants. Tucson is home to the University of Arizona and the second most-populous city in Arizona behind Phoenix, both of which anchor the Arizona Sun Corridor. We believe transactions like this one will create immediate and long-term value for our stakeholders."

The property has approximately 8 years remaining on the current double net (NN) lease with Kohl’s and 7 years remaining on the ground lease to GIPR. The lease with Kohl’s generates approximately $824,000 of annualized gross base rent and a net rent to GIPR of approximately $591,000 annually after payments under the ground lease.

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment corporation formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities. Additional information about Generation Income Properties, Inc. can be found on the Company's corporate website: www.gipreit.com.

Forward-Looking Statements

This press release, whether or not expressly stated, may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believe,” “intend,” “expect,” “plan,” “should,” “will,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These statements reflect the Company's expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company's control which could have a material adverse effect on the Company's business, financial condition, and results of operations. These risks and uncertainties include our limited operating history, potential changes in the economy in general and the real estate market in particular, the COVID-19 pandemic, and other risks and uncertainties that are identified from time to in our SEC filings, including those identified in our registration statement on Form S-11 (File No. 333-235707), which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition, and results of operations.

4883-4957-6724.2

For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statement made by us herein speaks only as of the date on which it is made. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof, except as may be required by law.

Contact Details

Investor Relations

ir@gipreit.com

813-448-1234

2

4883-4957-6724.2